Exhibit 99.1

IMMEDIATE NEWS RELEASE

SOURCE: Thunder Mountain Gold, Inc.

U.S. Forest Service Determines an Appraisal Value of

$13 Million for Thunder Mountain Properties

Elko, Nevada October 8, 2004:

Thunder Mountain Gold, Inc. (OTCBB: THMG) announced the long-awaited appraisal for the combined properties of the Thunder Mountain Mining District, by the United States Forest Service.  This culminates a multi-year effort that was initiated when THMG and Dewey Mining Company (Dewey) entered into an option agreement with The Trust for Public Land (TPL) in 2000 that provided for the evaluation of the properties in advance of an anticipated sale to the Forest Service.  The completion of the appraisal process represents a significant step forward toward the sale of the mining properties for the public benefit.

Mr. Don Howell of Howell Valuation Services completed the independent appraisal with support from Dr. Dave Wahl, an independent PhD economic geologist that has extensive experience in establishing values of mineral properties. The definitive appraisal was reported in a Uniform Appraisal Standards for Federal Land Acquisitions (UASFLA) format. The Cost, Sales Comparison, and Income approaches were considered and used by Howell in determining market value for the combined properties at Thunder Mountain.  The appraisal concluded that the value for all the private holdings, drill-defined mineralization, unpatented claims with potential and appurtenant components associated with the property is $13 million.  The Region 4 Office of the Forest Service has reviewed and approved the valuation.

Under the joint venture arrangement between THMG and Dewey, THMG would receive one-half of the proceeds of the sale, after expenses that include: a fee-for-service to TPL, agreed-to reclamation costs, and TPL’s third-party costs for purchase of the smaller parcel of non-mineral land adjacent to the properties.  Preliminary estimates of the value to Thunder Mountain, after expenses, would be in the $5.0 to $5.5 million range.

Jim Collord, President of THMG, says of the appraisal, “I believe we have reached a watershed point for Thunder Mountain Gold with the completion of the appraisal and the eminent sale of the property.  Although it is an excellent property with a strong potential to be profitably mined at these higher gold prices, everyone has to accept that permitting a new mine in the heart of the Frank Church River of No Return Wilderness would be very difficult.  Receiving fair market value for the holdings in the Thunder Mountain District would be a ‘win-win’ for the shareholders, the Forest Service and the public.  It would also be a ‘win’ for Valley County because, under the terms of the agreement, the road to Thunder Mountain will remain open for hunting and recreation access.”

Eric Love, TPL’s Rocky Mountain Program Director, said, “I am hugely appreciative of THMG and Dewey’s patience over the last few years.  This has been a difficult process and I am encouraged that the Forest Service has approved the $13 million value established by Howell.  Now the hard work of identifying and securing funding for this project begins and, given the current economic climate, it will undoubtedly take a concerted effort by all those that have long desired to see this property conserved.”

With completion of the appraisal process, TPL will continue working with federal and local decision makers to develop a funding strategy for and establish a timeframe for acquisition by the Forest Service.

Company Contact:

Jim Collord, President at (775) 738-9826

Company website:

www.thundermountaingold.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including specific factors disclosed under the heading "Risk Factors" and elsewhere in the Company's periodic filings with Securities and Exchange Commission. In each case, actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.